EXHIBIT 23.2





                         Consent of Independent Auditor

The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 18, 2004, relating to the balance sheet of Tofutti Brands Inc. as of December 27, 2003 and the related statements of income, changes in stockholders' equity and cash flows for the fifty-two weeks then ended, which report appears in the January 1, 2005 Annual Report on Form 10-KSB of Tofutti Brands, Inc.


                             /s/Wiss & Company, LLP


Livingston, New Jersey
April 7, 2005